FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

May 10, 2012

HORNE INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50373	90-0182158
(State or other	(Commission File Number)	(IRS Employer ID Number)
jurisdiction of incorporation)

3975 University Drive, Suite 100

Fairfax, VA 22030

(Address of principal executive offices, including zip code)

(703) 641-1100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 7th, 2012 an amendment was made to the Loan Agreement dated December 27, 2011 made with Darryl K. Horne, President and Chairman of the Board of Directors of the Company, pursuant to which the Company and Mr. Horne agreed to amend the payment in lieu of cash conversion. (Section ii) of the Note to read as follows:

(ii) In lieu of cash payments, the Lender shall have the option to convert the entire principal loan balance to Horne International Inc. common stock as described in paragraph 3 of the Loan Agreement between Horne International Inc. and Trevor Foster dated December 27, 2011. The conversion price shall be equal to $.10 per share of Horne International Inc. Common Stock.

On May 4th, 2012 an amendment was made to the Loan Agreement dated December 27, 2011 made with Trevor Foster pursuant to which the company and Mr. Foster agreed to amend the payment in lieu of cash conversion. (Section ii) of the Note to read as follows:

(ii) In lieu of cash payments, the Lender shall have the option to convert the entire principal loan balance to Horne International Inc. common stock as described in paragraph 3 of the Loan Agreement between Horne International Inc. and Trevor Foster dated December 27, 2011. The conversion price shall be equal to $.10 per share of Horne International Inc. Common Stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 10, 2012	By:	/s/ Evan Auld-Susott
Evan Auld-Susott
Chief Executive Officer